Exhibit 10.1

TERM LOAN AGREEMENT

dated as of

November 18, 2004

among

TRITON PCS, INC.,

The Lenders Party Hereto,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent, and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent

LEHMAN BROTHERS INC.,

as Sole Lead Arranger

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Co-Arranger

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 3.06	—	Litigation and Environmental Matters
Schedule 3.12	—	Ownership Interests
Schedule 5.03	—	Permitted Asset Dispositions
Schedule 5.13	—	Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Opinion of Borrower’s Counsel
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Pledge Agreement
Exhibit E	—	Form of Security Agreement
Exhibit F	—	Form of Indemnity, Subrogation and Contribution Agreement
Exhibit G	—	Form of Special Purpose Subsidiary Funding Agreement

TERM LOAN AGREEMENT (this “Agreement”) dated as of November 18, 2004, among TRITON PCS, INC., a Delaware corporation (the “Borrower”), the LENDERS (as defined in Article I) party hereto, LEHMAN COMMERCIAL PAPER INC., as Administrative Agent, and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent.

WHEREAS the Borrower has requested that the Lenders make available a credit facility for general corporate purposes; and

WHEREAS the Lenders are willing to make such facility available on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Lehman Commercial Paper Inc., in its capacity as administrative agent and collateral agent for the Lenders hereunder and for the Secured Parties under the Security Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Annualized Consolidated EBITDA” means Consolidated EBITDA for the latest two full fiscal quarters for which consolidated financial statements of the Borrower are available multiplied by two.

“Annualized Pro Forma Consolidated Operating Cash Flow” means Consolidated Cash Flow for the latest two full fiscal quarters for which consolidated financial statements of the Borrower are available multiplied by two. For purposes of calculating “Consolidated Cash Flow” for any period for purposes of this definition only, (i) any Subsidiary of the Borrower that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate “Annualized Pro Forma Consolidated Operating Cash Flow” (the “Transaction Date”) shall be deemed to have been a Restricted Subsidiary at all times during such period and (ii) any Subsidiary of the Borrower that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such period. In addition to and without limitation of the foregoing, for purposes of this definition only, “Consolidated Cash Flow” shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two fiscal quarter period to and including the Transaction Date (the “Reference Period”), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

“Applicable Margin” means, for any day, (i) with respect to any ABR Loan, 2.25%, and (ii) in the case of any Eurodollar Loan, 3.25%.

“Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or an Affiliate of such Lender or an entity or an Affiliate of an entity that administers or manages such Lender or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means Lehman Brothers Inc. in its capacity as sole lead arranger of the Facility and Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as co-arranger of the Facility.

“Asset Acquisition” means (i) any purchase or other acquisition (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) of Capital Stock of any Person by the Borrower or any Restricted Subsidiary, in either case, pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Borrower or any Restricted Subsidiary or (ii) any acquisition by the Borrower or any Restricted Subsidiary of the property or assets of any Person that constitute all or substantially all of an operating unit or line of business of such Person.

“Asset Disposition” means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of the Borrower (other than directors’ qualifying shares), (ii) any FCC license for the provision of wireless telecommunications services held by the Borrower or any Restricted Subsidiary (whether by sale of Capital Stock or otherwise) or (iii) property or assets of the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Borrower or to any other Restricted Subsidiary or by the Borrower to any Restricted Subsidiary, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, (c) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $5,000,000, (d) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Borrower as permitted under Section 5.15 or (e) any disposition that constitutes a Change of Control.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and (ii) the amount of such principal or liquidation value payments, by (b) the sum of all such principal or liquidation value payments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” of any Person means the board of directors, management committee or other governing body of such Person.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed;

provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or subscribe for any of the foregoing, or any warrants, rights or options to purchase or subscribe for any such warrants, rights or options.

“Cash Equivalents” means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (iii) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) of this definition and entered into with a financial institution satisfying the criteria described in clause (iii) of this definition; and (v) money market funds substantially all of whose assets comprise securities of the type described in clauses (i) through (iii) of this definition.

“Change of Control” means the occurrence of one or more of the following events: (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder, or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all such securities that such person has the right to acquire within one year, upon the happening of an event or otherwise) directly or indirectly, of (A) securities of Holdings representing 50% or more of the combined voting power of Holdings’ then outstanding Voting Stock, or (B) securities of the Borrower representing 50% or more of the combined voting power of the Borrower’s then outstanding Voting Stock; (ii) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of Holdings or the Borrower: individuals who, as of June 13, 2003, constituted the Board of Directors and any director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Holdings or the Borrower) appointed or elected thereafter whose appointment or election by the Board of Directors or nomination for election by the Borrower’s stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or (iii) the shareholders of Holdings or of the Borrower shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of this Agreement). For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Borrower, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Borrower, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Collateral” means any and all “Collateral”, as defined in any Security Document.

“Collateral Agent” means the Administrative Agent acting in its capacity as Collateral Agent under any of the Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and any of the Security Documents.

“Commission” means the Securities and Exchange Commission.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $250,000,000.

“Communications Act” means the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

“Consolidated Cash Flow” of the Borrower means for any period Consolidated Net Income for such period (x) increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense for such period, plus (ii) Consolidated Income Tax Expense for such period, plus (iii) the consolidated depreciation and amortization expense of the Borrower and its Restricted Subsidiaries for such period, plus (iv) any other non-cash charges of the Borrower and its Restricted Subsidiaries for such period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period and (y) decreased (to the extent Consolidated Net Income for such period has been increased thereby) by any non-cash gains from Asset Dispositions.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus, to the extent deducted in computing such Consolidated Net Income, the sum of (a) income or franchise tax expense for such period, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, (d) any non-cash charges or non-cash losses and (e) payments of any premium and of any other costs and expenses incurred in connection with the purchase or redemption of any of the Notes, minus, (f) to the extent added in computing such Consolidated Net Income, (i) any non-cash gains or other non-cash items and (ii) any income tax credits, and minus (g) to the extent not deducted in determining Consolidated Net Income in such period, the aggregate amount of any cash expenditures during such period in connection with which a non-cash charge was taken and added back to Consolidated Net Income pursuant to clause (d) above in calculating Consolidated EBITDA in any prior period, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP.

“Consolidated Income Tax Expense” means for any period the consolidated provision for income taxes of the Borrower and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense (net of interest or finance charge income) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capital Lease Obligations that are allocable to interest expense.

“Consolidated Net Income” means, for any period, net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person in which any other Person (other than the Borrower or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions (i) that the Borrower or any of the Subsidiaries has the power to cause such Person to make to the Borrower or any Subsidiary during such period and such dividend or other distribution is not prohibited by the terms of any agreement binding upon such Person or otherwise or (ii) that, to the extent not already included in Consolidated Net Income for any period pursuant to clause (i) above, were actually paid to the Borrower or any of the Subsidiaries by such Person during such period, (b) any after tax gains or losses attributable to sales of assets out of the ordinary course of business and (c) (to the extent not included in clauses (a) or (b) above) any extraordinary gains or extraordinary losses.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Current Liquidity” means, on any date, the sum of (i) the aggregate amount of cash and Cash Equivalents that would be reflected on a consolidated balance sheet of the Borrower and the Subsidiaries prepared as of such date in accordance with GAAP and (ii) the aggregate amount of Commitments in effect on such date (provided that such amount shall be deemed to be zero if a Default has occurred and is continuing on such date).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Borrowing Date” has the meaning set forth in Section 2.01.

“Delayed Draw Loan” has the meaning set forth in Section 2.01.

“Delayed Draw Period” means the period commencing on the Effective Date and ending on the date that is 30 days after the Effective Date.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disinterested Director” means a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to the transaction being considered.

“Disqualified Stock” of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Loans.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lender” means any Lender other than a Foreign Lender.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Effective Date” means the date, on or before November 19, 2004, on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“8¾% Subordinated Notes” means the 8¾% Senior Subordinated Notes due 2011 of the Borrower issued in an aggregate original principal amount of $400,000,000.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment Subsidiary” means Triton PCS Equipment Company, L.L.C., a Delaware limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VI.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of September 21, 2004, by and among Holdings, AT&T Wireless Services, Inc., the Triton Contributing Entities referred to therein, the AWS Contributing Entities referred to therein and Cingular Wireless LLC.

“Exchange Agreement Transactions” means the “Exchanges” as defined in the Exchange Agreement.

“Excluded Assets” means at any time, the collective reference to all assets of the Borrower or any Subsidiary then subject to a Lien permitted by any of sub-Sections 5.13(i), (iv), (v), (vi), (vii) and (x) (only with respect to Indebtedness Incurred to Refinance Indebtedness secured by a Lien permitted by any of sub-Sections 5.13(i), (iv), (v), (vi) and (vii)).

“Excluded Real Property Assets” means Real Property Assets which constitute Excluded Assets.

“Excluded Real Property-Related Equipment” means Real Property-Related Equipment which constitutes Excluded Assets.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender (a) income or franchise Taxes imposed on (or measured by) its net income or profits by the United States of America, or by the jurisdiction in or under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which it is “doing business” or its applicable lending office is located or any Governmental Authority of or in any of the foregoing (including, without limitation, minimum Taxes and Taxes computed under alternative methods, the principal one of which is based on or measured by net income, earnings, retained earnings or profits), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding Tax that is in effect and would apply to a payment to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.14(a), (d) any Taxes to the extent imposed by reason of the Lender or Administrative Agent, as applicable, engaging in activities in the jurisdiction imposing the Tax that are unrelated to the transactions contemplated hereby, and (e) any Tax that would not have been imposed but for the failure of a Lender or the Administrative Agent, as applicable, to comply with the requirements described in Section 2.14(e).

“Existing Credit Agreement” has the meaning set forth in Section 4.01(l).

“Existing Subordinated Notes” means the 9 3/8% Subordinated Notes and the 8¾% Subordinated Notes.

“Facility” means the Commitments and the Loans made thereunder.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this Agreement, Fair Market Value shall be determined by the Board of Directors of the Borrower acting in good faith.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee and Syndication Agreement” means the Fee and Syndication Agreement, dated as of November 4, 2004, among the Borrower, Lehman Commercial Paper Inc., Lehman Brothers Inc., Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized in or under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized in or under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means any Subsidiary Loan Party other than any Special Purpose Subsidiary.

“Guarantee Agreement” means the Guarantee Agreement with respect to the Obligations substantially in the form of Exhibit C, made by the Subsidiary Loan Parties (other than the Special Purpose Subsidiaries) in favor of the Administrative Agent for the benefit of the Secured Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate swap agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, including, without limitation, any interest rate swap agreement or similar agreement that provides for the payment by Holdings, the Borrower or any of its Subsidiaries of (i) amounts based upon a floating rate in exchange for receipt by Holdings, the Borrower or such Subsidiary of amounts based upon a fixed rate or (ii) amounts based upon a fixed rate in exchange for receipt by Holdings, the Borrower or such Subsidiary of amounts based upon a floating rate.

“Holdings” means Triton PCS Holdings, Inc., a Delaware corporation.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Borrower or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Borrower or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Borrower or any Restricted Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Borrower, and any Preferred Stock of a Restricted Subsidiary of the Borrower held by Persons other than the Borrower or any of its Restricted Subsidiaries. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person. Indebtedness shall not include obligations arising from agreements of the Borrower or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (ii) the principal amount thereof, in the case of any Indebtedness other than Indebtedness issued with original issue discount, and (iii) the greater of the maximum repurchase or redemption price or liquidation preference thereof, in the case of any Disqualified Stock or Preferred Stock.

“Indemnity, Subrogation and Contribution Agreement” means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F, among the Borrower and the Subsidiaries (other than any Special Purpose Subsidiary).

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indenture Prepayment Date” has the meaning set forth in Section 2.06(b).

“Initial Loan” has the meaning set forth in Section 2.01.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” means, with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “LIBO Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent.

“License” means any license issued by the FCC in connection with the operation of a System.

“License Subsidiary” means Triton PCS License Company, L.L.C. and/or any other Wholly Owned Subsidiary of the Borrower designated as a License Subsidiary by notice to the Administrative Agent; provided, however, that (i) such Subsidiary has no material obligations or liabilities other than as permitted by Section 3.13, (ii) the stock of such Subsidiary is pledged to the Collateral Agent for the benefit of the Lenders in accordance with the terms of the Pledge Agreement and (iii) the Borrower and such Subsidiary have entered into a Special Purpose Subsidiary Funding Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Pledge Agreement, the Security Agreement, the Indemnity, Subrogation and Contribution Agreement, the Special Purpose Subsidiary Funding Agreements and the other Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the Initial Loans and the Delayed Draw Loans.

“Mandatory Prepayment Date” has the meaning set forth in Section 2.06(b).

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the validity or enforceability of any Loan Document or the rights of or remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means November 18, 2009.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note,

installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness that is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds) and (v) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

“9 3/8% Subordinated Notes” means the 9 3/8% Senior Subordinated Notes due 2011 of the Borrower issued in an aggregate principal amount of $350,000,000.

“Notes” means the Senior Notes and the Existing Subordinated Notes.

“Obligations” has the meaning assigned to such term in the Guarantee Agreement and the Security Documents.

“Officer’s Certificate” means a certificate signed by a Responsible Officer.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Payment Office” means the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage” means, as to any Lender at any time, the percentage which such Lender’s Loans then outstanding plus such Lender’s Commitment (if any) then in effect constitutes of the aggregate principal amount of the Loans then outstanding plus the aggregate amount of the Commitments (if any) then in effect).

“Perfection Certificate” means a certificate in the form of Annex 2 to the Security Agreement or any other form approved by the Administrative Agent.

“Permitted Asset Swap” means any exchange of assets by the Borrower or a Restricted Subsidiary of the Borrower where the Borrower and/or its Restricted Subsidiaries receive consideration at least 75% of which consists of (a) cash, (b) assets that are used or useful in a Permitted Business or (c) any combination thereof.

“Permitted Business” means (i) the delivery or distribution of telecommunications, voice, data or video services, (ii) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by the Borrower or any Restricted Subsidiary on the Effective Date and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (i) of this definition or (iii) any other business or activity in which the Borrower and the Restricted Subsidiaries are expressly contemplated to be engaged in pursuant to the provisions of the certificate of incorporation and by-laws of the Borrower as in effect on the Effective Date.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that (i) are not yet due, (ii) are due, but the Liens imposed for such taxes, assessments or charges are unenforceable or (iii) are being contested in good faith by appropriate proceedings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) liens of attachments, judgments or awards in respect of judgments that do not constitute an Event of Default under clause (k) of Article VI and in respect of which adequate reserves have been established in accordance with GAAP;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) restrictions on the transfer of assets contained in any License or imposed by the Communications Act or comparable state legislation;

(h) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries taken as a whole and any interest or title of a lessor under any lease not prohibited by this Agreement;

(i) ground leases in respect of real property on which facilities owned or leased by the Borrower or its Subsidiaries are located;

(j) the filing of financing statements regarding leases not prohibited by this Agreement and rights of lessors in property subject to such leases; and

(k) liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (i) each of J.P. Morgan Partners (23A SBIC), LLC, J.P. Morgan SBIC LLC, Desai Capital Management Incorporated and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing and (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clause (i) of this definition.

“Permitted Investments” means (i) Investments in Cash Equivalents; (ii) Investments representing Capital Stock or obligations issued to the Borrower or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Borrower or any Restricted Subsidiary; (iii) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (iv) any Investment in any Person; provided, however, that after giving effect to any such Investment such Person is or becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower; (v) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP; (vi) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (vii) any interest rate agreements with an unaffiliated Person otherwise permitted by clause (v) or (vi) under Section 5.02; (viii) Investments received as consideration for an Asset Disposition in compliance with Section 5.03; (ix) loans or advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5,000,000 in the aggregate at any one time outstanding; (xi) any Investment acquired by the Borrower or any of its Restricted Subsidiaries as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable; (xii) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, each incurred in the ordinary course of business; and (xiii) other Investments (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed $15,000,000 at any one time outstanding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit D, among the Borrower, SunCom Wireless Investment, the Subsidiary Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Prepayment Amount” has the meaning set forth in Section 2.06(b).

“Prepayment Option Notice” has the meaning set forth in Section 2.06(b).

“Prime Rate” means, for any day, the rate of interest per annum indicated as the prime lending rate on Page 5 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing comparable prime lending rate quotations) for such day, or, if no such rate is published for any day, the prime lending rate published for the most recent Business Day on which such a rate was published. Each change in the Prime Rate shall be effective from and including the date such change is reflected on such page.

“Real Property Assets” means all interests (including leasehold interests) of the Borrower and its Subsidiaries in real property.

“Real Property-Related Equipment” means all equipment (as defined in the UCC) of the Borrower or any Subsidiary that constitutes a fixture (as defined in the UCC) on Real Property Assets.

“Real Property Subsidiary” means Triton PCS Property Company, L.L.C. and/or any Wholly Owned Subsidiary of the Borrower designated by the Borrower as a Real Property Subsidiary by notice to the Administrative Agent; provided, however, that (i) such Subsidiary has no obligations or liabilities other than as permitted by Section 3.13, (ii) the stock of such Subsidiary is pledged to the Collateral Agent for the benefit of the Lenders in accordance with the terms of the Pledge Agreement and (iii) the Borrower and such Subsidiary have entered into a Special Purpose Subsidiary Funding Agreement.

“Refinance” means refinance, renew, extend, replace or refund; and “Refinancing” and “Refinanced” have correlative meanings.

“Register” has the meaning set forth in Section 8.04(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the Loans outstanding at such time and the Commitments then in effect.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws, the partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, judgment, writ, injunction, decree or order of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any of the president, chief executive officer, chief financial officer, treasurer or controller of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any shares of capital stock of the Borrower or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any Subsidiary.

“Restricted Real Property Assets” means Real Property Assets constituting rights under leases that as of the date hereof prohibit transfer by the lessee (without regard to any such prohibition which contains exceptions if the obligations under the applicable lease were to be assumed by the Borrower or its Subsidiaries or if the Borrower or its Subsidiaries were to take other actions which are reasonably within their power to take).

“Restricted Real Property-Related Equipment” means equipment which constitutes a fixture to any Restricted Real Property Asset.

“Restricted Subsidiary” means any subsidiary of the Borrower other than any Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services.

“Secured Debt” means all Indebtedness of the Borrower and the Subsidiaries (other than any Unrestricted Subsidiary) on a consolidated basis that is secured by a consensual Lien.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Secured Real Property Assets” means all Real Property Assets, if any, in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest pursuant to the Security Documents.

“Secured Real Property-Related Equipment” means Real Property Related Equipment, if any, in which the Administrative Agent, for the benefit of the Secured Parties, has a first priority perfected security interest pursuant to the Security Documents.

“Security Agreement” means the Security Agreement among the Borrower, the Subsidiary Loan Parties (other than any Special Purpose Subsidiary) and the Administrative Agent, substantially in the form of Exhibit E.

“Security Documents” means the Security Agreement, the Pledge Agreement and each other security agreement or other instrument or document executed and delivered by SunCom Wireless Investment or a Loan Party pursuant to any of the foregoing or pursuant to Section 5.17 or 5.18 to secure any of the Obligations.

“Senior Debt” means all Indebtedness of the Borrower and the Subsidiaries on a consolidated basis other than Subordinated Debt.

“Senior Notes” means the 8½% Senior Notes due 2013 of the Borrower issued in an aggregate principal amount of $725,000,000, including any unrestricted exchange notes issued in exchange for Senior Notes initially sold in a Rule 144A private placement transaction and having substantially identical terms as such initial Senior Notes.

“Senior Notes Indenture” means the Indenture, dated as of June 13, 2003, with respect to the Senior Notes.

“Service Regions” means any geographic areas with respect to which the Borrower or its Subsidiaries hold, or have the right to use, Licenses, excluding any areas in which the Borrower and its Subsidiaries have ceased to provide service.

“Special Purpose Subsidiary” means any License Subsidiary and any Real Property Subsidiary.

“Special Purpose Subsidiary Funding Agreement” means an agreement between the Borrower and/or Triton PCS Operating Company, L.L.C. (“Operating Company”) and each Special Purpose Subsidiary, in the form of Exhibit G, whereby (a) such Special Purpose Subsidiary agrees to provide to the Borrower or Operating Company the benefit of the use of such Special Purpose Subsidiary’s assets, (b) the Borrower or Operating Company agrees to pay to such Special Purpose Subsidiary an amount equal to all liabilities of such Special Purpose Subsidiary less any amounts contributed by the Borrower or Operating Company to the equity of such Special Purpose Subsidiary to fund such liabilities, (c) the Borrower or Operating Company agrees to cause all Contractual Obligations of such Special Purpose Subsidiary to be performed and all Requirements of Law of such Special Purpose Subsidiary to be complied with and (d) the Borrower or Operating Company and such Special Purpose Subsidiary agree, for the benefit of the Administrative Agent and the Secured Parties, to the assignment by each of its rights thereunder to the Administrative Agent for the benefit of the Secured Parties.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means any Indebtedness of the Borrower or any Subsidiary (whether outstanding on the date hereof or hereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Obligations.

“subsidiary” means, with respect to any Person (such Person, the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means (i) any Special Purpose Subsidiary and (ii) any Domestic Subsidiary that has become party to the Guarantee Agreement, the Security Agreement or the Pledge Agreement.

“SunCom Wireless Investment” means SunCom Wireless Investment Company LLC, a Delaware limited liability company that is a wholly owned subsidiary of Holdings.

“System” means, as to any Person, assets constituting a radio communications system authorized under the rules for wireless communications services (including any license and the network, marketing, distribution, sales, customer interface and operations functions relating thereto) owned and operated by such Person.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” means, on any date, all Indebtedness of the Borrower and the Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by SunCom Wireless Investment and each Loan Party of the Loan Documents to which it is to be a party and the borrowing of Loans hereunder.

“Triton License Newco” means Triton License Newco, LLC, a Delaware limited liability company.

“Triton Network Newco” means Triton Network Newco, LLC, a Delaware limited liability company.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” mean the Uniform Commercial Code of the State of New York.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower (other than any License Subsidiary, the Equipment Subsidiary and any Real Property Subsidiary) designated after the Effective Date as such pursuant to and in compliance with Section 5.19. Any such designation may be revoked by a resolution of the Board of Directors of the Borrower delivered to the Administrative Agent, subject to the provisions of Section 5.19.

“Vendor Credit Arrangement” means any Indebtedness (including, without limitation, Indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of such vendor or supplier); provided that the net proceeds of such Indebtedness are utilized solely for the purpose of financing the cost (including, without limitation, the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation) of assets used or usable in a Permitted Business (including, without limitation, through the acquisition of Capital Stock of an entity engaged in a Permitted Business).

“Voting Stock” of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or an “ABR Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) All computations required to be made hereunder with respect to the Borrower to demonstrate compliance with any computation based on “Consolidated EBITDA” shall be computed to give effect on a pro forma basis to any acquisition, disposition or similar event permitted by this Agreement and consummated prior to the computation as if such acquisition, disposition or other event had occurred on the first day of the relevant period. All pro forma computations required to be made hereunder giving effect to any such acquisition, disposition or similar event shall reflect on a pro forma basis such event and, to the extent applicable, the historical earnings, cash flows and expenses associated with the assets acquired or disposed of and any related incurrence or reduction of Indebtedness, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (i) each Lender agrees to make a term loan (each, an “Initial Loan”) to the Borrower on the Effective Date in an aggregate principal amount equal to 60% of the amount of such Lender’s Commitment and (ii) each Lender agrees to make a term loan (each, a “Delayed Draw Loan”) to the Borrower on such date (the “Delayed Draw Borrowing Date”) during the Delayed Draw Period as the Borrower shall determine and shall notify to the Administrative Agent in accordance with Section 2.03 and in an amount determined by the Borrower not to exceed the Commitment of such Lender then in effect (with the amount of such Commitment being determined after giving effect to the Initial Loan of such Lender in the event that the Delayed Draw Borrowing Date occurs on the Effective Date). Amounts borrowed and repaid hereunder may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with the amounts of their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of

$1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the final scheduled maturity date of the Loans comprising such Borrowing.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. The Initial Loans and, if the Delayed Draw Borrowing Date occurs within two days of the Effective Date, the Delayed Draw Loans, shall initially be ABR Loans. Such written Borrowing Request shall be irrevocable and shall be delivered by hand delivery or telecopy to the Administrative Agent in a form approved by the Administrative Agent and signed by the Borrower. Such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Payment by the Borrower shall not constitute a waiver by the Borrower of any claim the Borrower may have against the Lender that failed to make any payment required to be made by it under this Agreement.

SECTION 2.05. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be delivered by hand delivery or telecopy to the Administrative Agent in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.06. Repayment of Loans; Evidence of Debt. (a) The Loans of each Lender shall mature in 19 consecutive quarterly installments, commencing on March 31, 2005, each of which shall be in an amount equal to such Lender’s Percentage multiplied by 0.25% of the initial aggregate principal amount of the Initial Loans plus the initial aggregate principal amount of the Delayed Draw Loans, and one final installment, due on the Maturity Date, in an amount equal to the entire remaining outstanding balance of the Loans.

(b) Subject to clause (i)(B) of the last paragraph of Section 5.03, so long as any Loans are outstanding, the Borrower shall, not less than 30 days prior to any day (each, an “Indenture Prepayment Date”) on which the Net Available Proceeds of any Asset Disposition would otherwise be required to be applied pursuant to the Senior Notes Indenture to make an offer to purchase outstanding notes of the Borrower, including the Notes (the amount of such Net Available Proceeds so required to be applied, the “Prepayment Amount”), give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in a form to be determined by the Administrative Agent and shall include an offer by the Borrower to prepay on the date that is ten days prior to the Indenture Prepayment Date, the Loans of such Lender by an amount equal to such Lender’s Percentage of the Prepayment Amount. Each Lender shall return a completed Prepayment Option Notice to the Administrative Agent no later than three Business Days prior to the mandatory prepayment date specified in the applicable Prepayment Option Notice (each a “Mandatory Prepayment Date”), with the failure to so return such notice being deemed to constitute an acceptance of the relevant prepayment. On each Mandatory Prepayment Date, the Borrower shall pay to the Lenders the aggregate amount necessary to prepay that portion of the outstanding Loans in respect of which such Lenders have accepted, or have been deemed to have accepted, prepayment as described above. Each prepayment of a Loan pursuant to this Section 2.06(b) shall be applied to the remaining installments thereof, first, in direct order of maturity to the first four such installments scheduled to occur on or after the date of such prepayment and, second, ratably to the remaining installments. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall, to the extent permitted by law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07. Termination or Reduction of Commitments.

The Commitments shall be automatically reduced by $150,000,000 on the Effective Date (upon the making of the Initial Loans) and shall be automatically terminated on the earlier of (i) the Delayed Draw Borrowing Date (upon the making of the Delayed Draw Loans) and (ii) the last day of the Delayed Draw Period.

SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Any prepayment of the Loans of any Lender made on or prior to the second anniversary of the Effective Date and financed directly or indirectly with the proceeds of Indebtedness bearing interest at a lower rate than the interest rate then applicable to such Loans being prepaid (whether by reason of the interest rate applicable to such Indebtedness or by reason of the issuance of such Indebtedness at a discount) shall be accompanied by a 2% prepayment premium on the principal amount of such Loans being prepaid.

(c) Prior to any prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, and shall be applied to the remaining installments thereof, first, in direct order of maturity to the first four such installments scheduled to occur on or after the date of such prepayment and, second, ratably to the remaining installments. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.09. Fees.

The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Fee and Syndication Letter.

SECTION 2.10. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (provided that the Administrative Agent shall use commercially reasonable efforts to determine whether or not the circumstances which have caused the notice, continue to exist and to notify the Borrower and the Lenders when such circumstances cease to exist), (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition (other than a condition relating to a Tax) affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Notwithstanding the provisions of paragraphs (a) and (b) of this Section, the Borrower shall not be required to make any payment otherwise required by such paragraphs to any Lender unless such Lender is generally demanding payment under comparable provisions of its agreements with similarly situated borrowers. A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail the calculation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to withhold or deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions or withholding, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, except for any Taxes or other liabilities that the Borrower is contesting in good faith by appropriate proceedings; provided, however, that the Borrower shall indemnify within 10 days of written demand therefor the Administrative Agent or Lender (as the case may be) and hold each harmless from and against any and all liabilities, fees and additional expenses with respect to or resulting from any delay in paying, or omission to pay, such Taxes.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after receipt of written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Administrative Agent or Lender, as applicable, shall include with any such demand a statement setting forth the basis and calculation of any such payment or indemnity hereunder, which statement shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall, upon request, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent such a receipt is issued therefor), a copy of the return reporting such payment or such other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender that is eligible for any exemption from or reduction of any withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and duly executed tax forms, certificates and other documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Domestic Lender that is not a domestic corporation (as such terms are defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower (with a copy to the Administrative Agent) an original Internal Revenue Service Form W-9, or any successor or other form prescribed by the Internal Revenue Service, properly completed and duly executed, at the time or times prescribed by applicable law. Each such Foreign Lender and Domestic Lender shall deliver to the Borrower (with a copy to the Administrative Agent) such new tax forms, certificates and other documentation upon the expiration or obsolescence of any previously delivered tax forms, certificates or other documentation, or after the occurrence of any event requiring a change in the most recent tax forms, certificates or other documentation delivered by such Foreign Lender or Domestic Lender, as applicable. Such Foreign Lender and Domestic Lender shall provide written notice to the Borrower (with a copy to the Administrative Agent) at any time it determines that it is no longer in a position to provide any previously delivered tax form, certificate or other documentation (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f) If the Borrower is required to indemnify the Administrative Agent or a Lender, pursuant to Section 2.14(c), for any Indemnified Tax whose full grossed-up amount was accurately and actually withheld or deducted by the Borrower in accordance with Section 2.14(a); and the Borrower determines in good faith that a reasonable basis exists for contesting such Indemnified Tax, then the Administrative Agent or Lender, as applicable, shall cooperate with the Borrower in challenging such Indemnified Tax at the Borrower’s expense if so requested, in writing, by the Borrower. If the Administrative Agent or a Lender receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall within 30 days from the date of such receipt pay over to the Borrower (i) such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and (ii) interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender shall repay the amount paid over to the Borrower (plus penalties, interest or other charges) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after 2:00 p.m. on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.12, 2.13, 2.14 and 8.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of principal and interest then due to such Lender hereunder than the proportion received by any other Lender in respect of amounts of principal and interest then due to such other Lender hereunder, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal and interest then due to the Lenders hereunder; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 8.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.16. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, or if, in compliance with the requirements of the last sentence of Section 8.02(b), any Lender fails or refuses to consent to any waiver or amendment of any provision of this Agreement that (i) would otherwise require the consent of a greater percentage of Lenders than the percentage specified in the definition of “Required Lenders” and (ii) is actually consented to or approved by the Required Lenders, the Borrower and the Administrative Agent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and operate its Systems in the Service Regions, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions entered into or to be entered into by SunCom Wireless Investment and each Loan Party are within SunCom Wireless Investment’s or such Loan Party’s, respectively, corporate or other organizational powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which SunCom Wireless Investment or any Loan Party is to be a party, when executed and delivered by SunCom Wireless Investment or such Loan Party, respectively, constituted or will constitute, a legal, valid and binding obligation of the Borrower, SunCom Wireless Investment or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and filings necessary to perfect Liens created under the Loan Documents, (b) have not and will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of SunCom Wireless Investment or any Loan Party or any order of any Governmental Authority, (c) have not and will not violate or result in a material default under any indenture governing Indebtedness or other material agreement or instrument binding upon SunCom Wireless Investment or any Loan Party or any of their assets, or give rise to a right thereunder to require any material payment to be made by SunCom Wireless Investment or any Loan Party and (d) have not and will not result in the creation or imposition of any Lien on any asset of SunCom Wireless Investment or any Loan Party, except Liens created under the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers L.L.P., independent public accountants, and (ii) as of and for the fiscal quarter ended September 30, 2004, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and each of its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Except as disclosed in the financial statements referred to above or the notes thereto or in the Borrower’s quarterly report filed with the Securities and Exchange Commission on Form 10-Q for the fiscal quarter ended September 30, 2004, except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or material unrealized losses.

(c) Since December 31, 2003, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole (it being understood that neither the matters disclosed in the Borrower’s report on Form 8-K filed with the Commission on July 8, 2004 nor the transactions consummated pursuant to the Exchange Agreement constitute such a material adverse change).

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all real and personal property material to its business,

except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Effective Date, neither the Borrower nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any material real property owned by the Borrower or any Subsidiary or any sale or disposition thereof in lieu of condemnation. As of the Effective Date, neither any such owned real property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such real property or interest therein.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened (including any investigations relating to any potential action, suit or proceeding) against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with (a) all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to so comply would not have a Material Adverse Effect and (b) the terms of all indentures, agreements and instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment and Holding Company Status. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment

Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.09. Taxes. Each Loan Party has filed or caused to be filed all Tax returns which, to the knowledge of the Borrower, are required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as of the date thereof; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control and that no assurance can be given that such projections will be realized.

SECTION 3.12. Subsidiaries; Parents. (a) Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date. Each License Subsidiary and Real Property Subsidiary is a Wholly Owned Subsidiary, and all the Capital Stock of each such Person is directly or indirectly owned by the Borrower free and clear of any Lien other than Liens described in clause (a) or (e) of the definition of “Permitted Encumbrances” and Liens arising under the Security Documents.

(b) As of the date hereof, there is not, and as of the Effective Date, there will not be, any issued or outstanding Capital Stock or other interest of or in the Borrower or any of its Subsidiaries other than as described in subsection 3.12(a). Except to the extent resulting from a transaction after the Effective Date in compliance with the terms hereof, all outstanding Capital Stock of each Subsidiary of the Borrower is owned, directly or indirectly, by the Borrower or another Subsidiary, and all outstanding Capital Stock of the Borrower, is owned by SunCom Wireless Investment, in each case free and clear of any Lien other than Liens described in clause (a) or (e) of the definition of “Permitted Encumbrances” and Liens arising under the Security Documents.

(c) All Licenses which are directly or indirectly held by the Borrower or any of its Subsidiaries are owned, beneficially and of record by the License Subsidiary (other than the Licenses to be transferred pursuant to the Exchange Agreement), free and clear of any Lien (other than a Lien imposed by the Communications Act).

(d) All Real Property Assets and Real Property-Related Equipment (other than Excluded Real Property Assets, Excluded Real Property-Related Equipment, Secured Real Property Assets and Secured Real Property-Related Equipment) which are directly or indirectly owned by the Borrower or any other Loan Party are owned, beneficially and of record by a Real Property Subsidiary (except for any such Real Property Assets and Real Property-Related Equipment having an aggregate Fair Market Value of less than $10,000,000), free and clear of all Liens (other than Permitted Encumbrances). At least 90% of the value of (A) the Real Property Assets and (B) the Real Property-Related Equipment of the Borrower and its Subsidiaries (excluding Secured Real Property Assets and Secured Real Property-Related Equipment) are owned, beneficially and of record, free and clear of any Lien by a Real Property Subsidiary.

SECTION 3.13. Absence of Non-Permitted Obligations. None of the Special Purpose Subsidiaries has any material obligations or liabilities other than (a) in the case of a Real Property Subsidiary, under any lease of real property or equipment which it has entered into in the ordinary course of business and for taxes incurred in the ordinary course of business which are incident to being the owner or lessee of real property and equipment, (b) under the Special Purpose Subsidiary Funding Agreements, (c) franchise and corporate taxes incurred in the ordinary course in order for it to continue to maintain its existence or (d) as permitted pursuant to Section 5.21.

SECTION 3.14. Licenses. (i) The Borrower and its Subsidiaries have the full use and benefit of all Licenses necessary to operate a System in the Service Regions and each other area in which the Borrower or any Subsidiary conducts a broadband personal communications services or cellular services business, (ii) such Licenses have been duly issued by the FCC, are held by, or leased or licensed to, the License Subsidiary (except for the Licenses to be transferred pursuant to the Exchange Agreement) and are in full force and effect and (iii) the Borrower and its Subsidiaries are in compliance in all material respects with all of the provisions of each such License applicable to them.

SECTION 3.15. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation (other than, in the case of clause (b) below, any restriction under subsection 5.04(a)) applicable to Holdings, the Borrower or any Subsidiary could reasonably be expected to (a) have a Material Adverse Effect or (b) limit the ability of any Subsidiary to pay dividends or to make distributions or advances to the Borrower or any other Subsidiary.

SECTION 3.16. Federal Regulations. No part of the proceeds of any Loans will be used in any manner which would result in a violation of Regulation U or X of the Board as now and from time to time hereafter in effect or to buy or carry “margin stock” (as defined thereunder) or to refinance any Indebtedness incurred for such purpose.

SECTION 3.17. Insurance. Each of the Borrower and each Subsidiary has, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business in the same or similar locations. As of the Effective Date, all premiums in respect of such insurance have been paid.

SECTION 3.18. Labor Matters. As of the Effective Date, there are no material strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. With such exceptions as could not reasonably be expected to result in a Material Adverse Effect, (i) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (ii) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

SECTION 3.19. Solvency. On the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.20. FCC Compliance. (a) The Borrower and each Subsidiary are in compliance in all material respects with the Communications Act.

(b) The Borrower has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC, or of any other proceedings (other than proceedings relating to the wireless communications industries generally) of or before the FCC, which could reasonably be expected to have a Material Adverse Effect.

(c) No event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License in any respect which could reasonably be expected to have a Material Adverse Effect or (ii) affects or could reasonably be expected in the future to affect any of the rights of the Borrower or the License Subsidiary under any License held by the Borrower or the License Subsidiary in any respect which could reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and the License Subsidiary have duly filed all filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all respects, except where the failure to file or to be true, correct and complete could not reasonably be expected to have a Material Adverse Effect.

(e) The Borrower has no reason to believe that each License of the Borrower or any Subsidiary will not be renewed in the ordinary course except as individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21. Security Documents. (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Administrative Agent, the Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Person.

(b) The Security Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, as updated by the Borrower from time to time in accordance with Section 5.16, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral in which a security interest can be perfected by filing (other than the Intellectual Property, as defined in the Security Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 5.13.

(c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the filing of the financing statements referred to in paragraph (b) above, the Security Agreement and such financing statements shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Security Agreement), in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the

United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

SECTION 3.22. Copyrights, Trademarks, etc. The Borrower and the Subsidiaries own, or are licensed to use, all copyrights, trademarks, trade names, patents, technology, know-how and processes, service marks and rights with respect to the foregoing that are (a) used in or necessary for the conduct of their respective businesses as currently conducted and (b) material to the business, assets, operations, properties or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole. The use of such copyrights, trademarks, trade names, patents, technology, know-how and processes, service marks and rights with respect to the foregoing by the Borrower and the Subsidiaries do not infringe, in any respect that could reasonably be expected to have a Material Adverse Effect, on the rights of any Person.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make the Initial Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion or opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Dow, Lohnes & Albertson, PLLC, counsel for the Borrower, substantially in the form of Exhibit B. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) a certificate of the Secretary or Assistant Secretary of SunCom Wireless Investment, the Borrower and each Subsidiary Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation, operating agreement or partnership agreement and by-laws of SunCom Wireless Investment or such Loan Party, as the case may be, as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, members or partners of SunCom Wireless Investment or such Loan Party, as the case may be, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, and (C) to the extent legally available, certificates of good standing for SunCom Wireless Investment, the Borrower and each Subsidiary Loan Party from the jurisdiction of such party’s jurisdiction of organization, and (D) as to the incumbency and specimen signature of each officer or partner of SunCom Wireless Investment, the Borrower (or its general partner) and any Subsidiary Loan Party executing any Loan Document on behalf of SunCom Wireless Investment or such Loan Party, as the case may be; (ii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (i) above; and (iii) such other documents as the Administrative Agent or Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Pledge Agreement shall have been duly executed by SunCom Wireless Investment, the Borrower and each Domestic Subsidiary, shall have been delivered to the Administrative Agent and shall be in full force and effect, and all the outstanding (i) intercompany Indebtedness owed to any Loan Party by the Borrower or any Subsidiary (other than the Special Purpose Subsidiaries) and (ii) equity interests that are owned by the Borrower or any Subsidiary Loan Party (other than the Special Purpose Subsidiaries) (in each case as of the Effective Date) (A) shall have been duly and validly pledged thereunder to the Administrative Agent for the ratable benefit of the Secured Parties, and (B) certificates representing such equity interests (except that such certificates representing equity interests in a Foreign Subsidiary may be limited to 65% of the outstanding shares of such partnership interests or equity interests in such Foreign Subsidiary) and promissory notes evidencing such intercompany Indebtedness shall be in the actual possession of the Administrative Agent, accompanied by stock powers or other instruments of transfer, endorsed in blank, with respect to such certificates and such promissory notes.

(g) The Security Agreement shall have been duly executed by the Borrower and each Domestic Subsidiary (other than the Special Purpose Subsidiaries), shall have been delivered to the Administrative Agent and shall be in full force and effect, and all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement shall have been delivered to the Administrative Agent.

(h) The Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Borrower and the Subsidiary Loan Parties (other than any Special Purpose

Subsidiary) in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 5.13 or have been released.

(i) The Guarantee Agreement shall have been duly executed by each Domestic Subsidiary (other than the Special Purpose Subsidiaries and the Subsidiaries that will be transferred pursuant to the Exchange Agreement Transactions) and the Administrative Agent, shall have been delivered to the Administrative Agent and shall be in full force and effect.

(j) The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the Borrower and each Domestic Subsidiary party to the Pledge Agreement, the Security Agreement or the Guarantee Agreement, shall have been delivered to the Administrative Agent and shall be in full force and effect.

(k) The Administrative Agent shall have received evidence reasonably satisfactory to it that the insurance described in Section 3.17 is in effect.

(l) All amounts owing under the Credit Agreement (the “Existing Credit Agreement”), dated as of June 13, 2003 (as amended, supplemented or otherwise modified), among the Borrower, Holdings, the lenders party thereto, Lehman Commercial Paper Inc., as administrative agent, and the other parties thereto shall have been repaid and the Existing Credit Agreement and all commitments thereunder shall have been terminated. All Liens securing obligations under the Existing Credit Agreement shall have been terminated and released or arrangements reasonably satisfactory to the Administrative Agent for such termination and release shall have been made.

(m) All consents and approvals required or, in the reasonable discretion of the Administrative Agent, advisable to be obtained from any Governmental Authority or other Person in connection with the Transactions and the continuing operation of the Borrower and the Subsidiary Loan Parties shall have been obtained and be in full force and effect and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

(n) The Administrative Agent shall have received from the Borrower (i) the financial statements referred to in Section 3.04 and (ii) a certificate dated the Effective Date and duly executed by a Responsible Officer of the Borrower certifying that attached thereto is the annual budget of the Borrower for the fiscal year ending December 31, 2004, as well as a five-year business plan of the Borrower satisfactory to the Administrative Agent with annual projections through the fiscal year ending December 31, 2009.

(o) There shall have been no material adverse change in the business, assets, results of operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2003 (it being understood that neither the matters disclosed in the Borrower’s report on Form 8-K filed with the Commission on July 8, 2004 nor the transactions consummated pursuant to the Exchange Agreement constitute such a material adverse change).

Upon the satisfaction of the conditions set forth in this Section 4.01, the Administrative Agent shall notify the Borrower and the Lenders in writing that this Agreement has become effective.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, except with respect to representations and warranties expressly made only as of an earlier date, which shall be true in all material respects as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Delayed Draw Loans. The obligation of each Lender to make a Delayed Draw Loan on the Delayed Draw Borrowing Date is subject to the following conditions:

(a) There shall not have occurred any disruption or adverse change, as determined by the Arrangers in their reasonable discretion, in the financial or capital markets generally, or in the markets for bank loan syndication in particular, or affecting the syndication or funding of bank loans (or the refinancing thereof) that has had or could reasonably be expected to have a material adverse impact on the ability to syndicate the Facility.

(b) The Arrangers shall not have become aware after the Effective Date of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the projections provided to the Arrangers) affecting the Borrower or the transactions contemplated hereby that in the Arrangers’ judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Arrangers prior to the Effective Date.

ARTICLE V

Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Limitation on Transactions with Affiliates. The Borrower will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of their respective Affiliates or any beneficial holder of 10% or more of any class of Capital Stock of the Borrower or Holdings, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any Guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Borrower or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms’–length basis with a Person that is not such an Affiliate; provided, however, that (x) in any transaction involving aggregate consideration in excess of $10,000,000, the Borrower shall deliver an Officer’s Certificate to the Administrative Agent stating that a majority of the Disinterested Directors of either (i) the Board of Directors of Holdings, if, at the time of such transaction, the Borrower is a Subsidiary of Holdings or (ii) the Board of Directors of the Borrower, if, at the time of such transaction, the Borrower is not a Subsidiary of Holdings, have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Borrower or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms’–length basis between unaffiliated parties and (y) if the aggregate consideration is in excess of $25,000,000, the Borrower shall also deliver to the Administrative Agent, prior to the consummation of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to Lenders, from a financial point of view.

Notwithstanding the foregoing, the restrictions set forth in this Section 5.01 shall not apply to (i) transactions between or among the Borrower and/or any Restricted Subsidiaries, (ii) any Restricted Payment, Permitted Investment, other Investment or payment in respect of Indebtedness, in each case permitted by Section 5.04 or Section 5.20, (iii) directors’ fees, indemnification and similar arrangements, officers’ indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business, (iv) any other agreement in effect on the Effective Date, as the same shall be amended from time to time; provided, however, that any material amendment shall be required to comply with the provisions of the preceding paragraph of this Section 5.01, (v) transactions involving the leasing or sharing or other use by the Borrower or any Restricted Subsidiary of communications network facilities (including, without limitation, cable or fiber lines, equipment or transmission capacity) of any Affiliate of the Borrower or any beneficial holder of 10% or more of any class of Capital Stock of the Borrower or Holdings (such Affiliate or holder being a “Related Person”) on terms that are no less favorable (when taken as a whole) to the Borrower or such Restricted Subsidiary, as applicable, than those available from such Related Person to unaffiliated third parties, (vi) transactions involving the provision of telecommunication services by a Related Person in the ordinary course of its business to the Borrower or any Restricted Subsidiary, or by the Borrower or any Restricted Subsidiary to a Related Person, on terms that are no less favorable (when taken as a whole) to the Borrower or such Restricted Subsidiary, as applicable, than those available from such Related Person to unaffiliated third parties, (vii) any sales agency agreements pursuant to which an Affiliate has the right to market any or all of the products or services of the Borrower or any of the Restricted Subsidiaries, (viii) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Borrower and its subsidiaries in the ordinary course and (ix) the Exchange Agreement Transactions.

SECTION 5.02. Limitation on Incurrence of Indebtedness. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness of the Borrower, if after giving effect to the Incurrence of such Indebtedness and the receipt and application or use of the net proceeds thereof (including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness, consummate an Asset Acquisition or make any Restricted Payment), the ratio of (x) the aggregate principal amount of Total Debt to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than 7.0 to 1.0; provided, however, that such Indebtedness proposed to be Incurred may not be Senior Debt unless, after giving effect to the Incurrence, receipt and application or use of the net proceeds therefrom, the ratio of (x) the aggregate principal amount of Senior Debt to (y) Annualized Pro Forma Consolidated Operating Cash Flow is less than 5.0 to 1.0;

(iii) Indebtedness of the Borrower and the Guarantors outstanding from time to time pursuant to any Vendor Credit Arrangement in a principal amount at any one time outstanding not to exceed $50,000,000 in the aggregate for all Vendor Credit Arrangements to which the Borrower or any Guarantor is a party; provided, however, that, after giving effect to such Incurrence and the receipt and application or use of the net proceeds therefrom, the ratio of (x) the aggregate principal amount of Senior Debt to (y) Annualized Pro Forma Consolidated Operating Cash Flow is less than 5.0 to 1.0;

(iv) Indebtedness owed by the Borrower to any Guarantor or Indebtedness owed by a Guarantor to the Borrower or another Guarantor; provided, however, that upon either (x) the transfer or other disposition by such Guarantor or the Borrower of any Indebtedness so permitted under this clause (iv) to a Person other than the Borrower or another Guarantor or (y) the issuance (other than directors’ qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Guarantor to a Person other than the Borrower or another such Guarantor, the exception provided by this clause (iv) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(v) Indebtedness of the Borrower or any Guarantor under any interest rate agreement to the extent entered into to protect the Borrower or such Guarantor from fluctuations in interest rates on any other Indebtedness permitted hereunder and not for speculative purposes;

(vi) Indebtedness Incurred to Refinance any Indebtedness Incurred under the prior clauses (ii) or (iii) above, any Notes or any Guarantees of any such Notes; provided, however, that (x) such Indebtedness does not exceed the principal amount (or accreted value, if less) of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and (y)(1) in the case of any Refinancing of Indebtedness that is subordinate to the Loans in right of payment, such Refinancing Indebtedness is subordinate in right of payment to the Loans on terms no less favorable to the Lenders than those contained in the Indebtedness being Refinanced, (2) in any case the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have a Weighted Average Life that is less than the remaining Weighted Average Life of the Indebtedness being Refinanced and (3) any Indebtedness Incurred to Refinance any indebtedness is Incurred by the obligor on the Indebtedness being Refinanced or by the Borrower;

(vii) Capital Lease Obligations of the Borrower or any Restricted Subsidiary with respect to the leasing by the Borrower or any Restricted Subsidiary of tower sites and equipment; provided, that all Capital Lease Obligations to which the Borrower or any Restricted Subsidiary is a party shall not exceed $50,000,000 in aggregate principal amount at any time outstanding;

(viii) Indebtedness of the Borrower or any Guarantor consisting of a Guarantee of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower otherwise permitted to be incurred by another provision of this Section 5.02;

(ix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

(x) Indebtedness of the Borrower or any Guarantor not otherwise permitted to be Incurred pursuant to clauses (i) through (ix) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (x) and pursuant to clause (xi) of Section 4.04 of the Senior Notes Indenture, has an aggregate principal amount not in excess of $100,000,000 at any time outstanding.

Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is secured by a Lien on an asset acquired by the Borrower or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

For purposes of determining compliance with this Section 5.02, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses (i) through (x) above, the Borrower shall, in its sole discretion, be permitted to classify such item of Indebtedness in any manner that complies with this Section 5.02 and may from time to time reclassify such item of Indebtedness in any manner that would comply with this Section 5.02 at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this Section 5.02.

SECTION 5.03. Limitation on Certain Asset Dispositions. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Dispositions unless:

(i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value of the assets sold or disposed of, as determined by either (x) the Board of Directors of Holdings, if at the time of such Asset Disposition, the Borrower is a Subsidiary of Holdings or (y) the Board of Directors of the Borrower if, at the time of such Asset Disposition, the Borrower is not a Subsidiary of Holdings, in good faith and evidenced by a resolution of such Board of Directors delivered to the Administrative Agent;

(ii) other than in the case of a Permitted Asset Swap, not less than 75% of the consideration received by the Borrower or such Restricted Subsidiary from the disposition consists of (x) cash or Cash Equivalents, (y) the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Borrower or such Restricted Subsidiary or other obligations relating to such assets (accompanied by the irrevocable unconditional release of the Borrower or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed) or (z) notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash concurrently with the receipt of such notes or other obligations (to the extent of the cash actually received by the Borrower); and

(iii) the Net Available Proceeds of such Asset Dispositions are applied in accordance with the Senior Notes Indenture as in effect on the date hereof (subject to Section 2.06(b)).

Notwithstanding anything to the contrary in this Section 5.03, (i) the Borrower may (A) consummate the Exchange Agreement Transactions and (B) dispose of any of the assets listed on Schedule 5.03 (provided that the Net Available Proceeds of any such disposition are applied in accordance with the Senior Notes Indenture) and (ii) the provisions of this Section 5.03 shall not apply to a transaction consummated in compliance with Section 5.15 of this Agreement.

SECTION 5.04. Restricted Payments; Certain Payments of Subordinated Debt. If at the time of taking any such action the ratio of (x) the aggregate principal amount of the Secured Debt then outstanding to (y) Annualized Consolidated EBITDA equals or exceeds 2.5 to 1.0, then:

(a) the Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, provided that no distribution referred to in this clause (ii) shall be permitted to be made by any Special Purpose Subsidiary if any Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) if no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments, not exceeding $10,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (iv) if no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings or SunCom Wireless Investment to fund, as and when due, payments in respect of taxes, audit fees, directors and officers insurance premiums and other administrative expenses incurred by Holdings or SunCom Wireless Investment (to the extent fairly allocable to the business of the Borrower and the Subsidiaries rather than the business of the Unrestricted Subsidiaries) in an aggregate amount not to exceed $3,000,000 (or such higher amount as the Administrative Agent may agree) during any fiscal year of the Borrower and (v) if no Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings for the purpose of enabling Holdings to repurchase or redeem shares of Capital Stock of Holdings, provided that (A) immediately after giving effect to any such Restricted Payment and related repurchase or redemption, Current Liquidity is not less than $100,000,000 and (B) the amount of such Restricted Payments paid to Holdings for the purpose of repurchasing or redeeming Capital Stock shall not in any event exceed $25,000,000 in the aggregate; and

(b) the Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt, except to the extent permitted by the Senior Notes Indenture as in effect on the date hereof, except:

(i) payment of regularly scheduled interest and principal payments other than payments in respect of any Subordinated Debt prohibited by the subordination provisions thereof;

(ii) Refinancings of Subordinated Debt to the extent permitted by Section 5.02;

(iii) payments under Guarantees of obligations of Persons other than Holdings, the Borrower and the Subsidiaries that are permitted under Section 5.02; and

(iv) other payments in respect of Subordinated Debt to the extent permitted pursuant to Section 4.06(b) of the Senior Notes Indenture as in effect on the date hereof.

SECTION 5.05. Corporate Existence. Subject to Section 5.15, the Borrower shall do or shall cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each such Subsidiary and the rights (charter and statutory) and material franchises of the Borrower and its Subsidiaries; provided, however, that the Borrower shall not be required to preserve any such right or franchise, or the corporate existence of any Subsidiary, if the Board of Directors of either (x) Holdings if at the time the Borrower is a Subsidiary of Holdings or (y) the Borrower if at the time the Borrower is not a subsidiary of Holdings, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Lenders; provided, further, however, that a determination of either Board of Directors shall not be required in the event of a merger of one or more Wholly Owned Subsidiaries with or into another Wholly Owned Subsidiary or another Person, if the surviving Person is a Wholly Owned Subsidiary organized under the laws of the United States or a State thereof or of the District of Columbia.

SECTION 5.06. Payment of Taxes and Other Claims. The Borrower shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any of its Subsidiaries or upon the income, profits or property of the Borrower or any of its Subsidiaries; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

SECTION 5.07. Notice of Defaults. Within five days after becoming aware of any Default, if such Default is then continuing, the Borrower shall promptly deliver an Officer’s Certificate to the Administrative Agent specifying the details of such Default and the action which the Borrower proposes to take with respect thereto.

SECTION 5.08. Maintenance of Properties. The Borrower shall cause all material properties owned by or leased to it or any of its Subsidiaries and used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 5.08 shall prevent the Borrower or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Borrower or of the Subsidiary concerned, or of an officer (or other agent employed by the Borrower or of any of its Subsidiaries) of the Borrower or such Subsidiary having managerial responsibility for any such property, desirable in the conduct of the business of the Borrower or any of its Subsidiaries, and if such discontinuance or disposal is not adverse in any material respect to the Lenders.

SECTION 5.09. Compliance Certificate. The Borrower shall deliver to the Administrative Agent within 45 days after the end of each of the first three fiscal quarters of the Borrower and within 90 days after the close of each fiscal year an Officer’s Certificate stating that a review of the activities of the Borrower has been made under the supervision of the signing officer with a view to determining whether a Default or Event of Default has occurred and whether or not the signer knows of any Default by the Borrower that occurred during such fiscal quarter or fiscal year. If the signer does know of such a Default, the certificate shall describe all such Defaults, their status and the action the Borrower is taking or proposes to take with respect thereto. The first certificate to be delivered by the Borrower pursuant to this Section 5.09 shall be for the fiscal quarter ending December 31, 2004.

SECTION 5.10. Provision of Financial Information. The Borrower will furnish to the Lenders (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Borrower were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Borrower’s certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Borrower were required to file such reports, in each case within the time period specified in the Commission’s rules and regulations.

SECTION 5.11. Waiver of Stay, Extension or Usury Laws. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law, which would prohibit or forgive the Borrower from paying all or any portion of the principal of and/or interest on the Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Borrower hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Administrative Agent or the Lenders, but shall suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 5.12. Limitation on Restrictions Affecting Restricted Subsidiaries. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Borrower or any other Restricted Subsidiary, (ii) make any Investment in the Borrower or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Effective Date as any such agreement is in effect on the Effective Date, (b) any Vendor Credit Arrangement so long as the encumbrance or restriction is applicable only to the property or assets that are the subject of such Vendor Credit Arrangement, (c) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Borrower and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that such encumbrance or restriction shall not apply to any property or assets of the Borrower or any Restricted Subsidiary other than such Restricted Subsidiary, (d) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock of a Restricted Subsidiary or assets of any Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or the property and assets that are the subject of such agreement, (e) any agreement effecting a Refinancing or amendment of Indebtedness Incurred pursuant to any agreement referred to in clause (a) above; provided, however, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of (i) the Board of Directors of Holdings if, at the time of such Refinancing or amendment, the Borrower is a Subsidiary of Holdings or (ii) the Board of Directors of the Borrower if, at the time of such Refinancing or amendment, the Borrower is not a Subsidiary of Holdings, (f) this Agreement, (g) applicable law or any applicable rule, regulation or order, (h) customary provisions restricting the assignment of contracts or restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iii) of this Section 5.12; (j) restrictions of the type referred to in clause (iii) of this Section 5.12 contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with Section 5.13 and restrict the transfer of property subject to such agreements; or (k) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

SECTION 5.13. Limitation on Liens. The Borrower shall not, and shall not cause or permit any Restricted Subsidiary to directly or indirectly, create, cause, incur or suffer to exist any Lien on or with respect to any Capital Stock or any property or assets of the Borrower or Restricted Subsidiaries, except for: (i) Liens existing on the Effective Date listed on Schedule 5.13, securing Indebtedness existing on the Effective Date; (ii) Liens securing Indebtedness under this Agreement and any Guarantees thereof; (iii) Permitted Encumbrances; (iv) Liens in favor of the Borrower or any Guarantor; (v) Liens to secure Indebtedness Incurred in connection with Vendor Credit Arrangements, provided that such Liens encumber only the property purchased with the proceeds of such Vendor Credit Arrangements; (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in connection with or in anticipation or contemplation of the financing of such acquisition); (vii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any such Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other similar Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, however, that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor; (x) Liens to secure Indebtedness Incurred to Refinance, in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(ix) so long as such Liens do not extend to any additional category of property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness Refinanced or the amount of any premium reasonably determined by the Borrower as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such Refinancing; (xi) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of the Borrower or any Restricted Subsidiary or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower or such Restricted Subsidiary; (xii) judgment liens so long as such Lien is adequately bonded; (xiii) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; (xiv) Liens securing obligations under interest rate agreements permitted pursuant to Section 5.02 hereof; and (xv) other Liens securing Indebtedness permitted to be Incurred hereunder in an aggregate principal amount not to exceed $25,000,000.

SECTION 5.14. Limitation on Activities of the Borrower and the Restricted Subsidiaries. (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to the Borrower and its Restricted Subsidiaries, taken as a whole.

(b) The Borrower shall cause the management, business and affairs of itself and each of its Subsidiaries and Unrestricted Subsidiaries to be conducted in such a manner so that each of Holdings, SunCom Wireless Investment and the Unrestricted Subsidiaries will be perceived as a legal entity separate and distinct from one another and from the Borrower and its Subsidiaries.

SECTION 5.15. Restriction on Mergers, Consolidations and Certain Sales of Assets. The Borrower will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of the Borrower’s assets (determined on a consolidated basis for the Borrower and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the “Surviving Entity”), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all of the obligations of the Borrower in respect of the Loans and under this Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Borrower or the Surviving Entity, as the case may be, could Incur at least $1.00 of additional Indebtedness pursuant to Section 5.02(ii); and (iv) immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of the Borrower or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Borrower or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing. The provisions of this Section 5.15 shall not apply to any merger of a Restricted Subsidiary with or into the Borrower or a Wholly Owned Subsidiary or the release of any Guarantor in accordance with the terms of its Guarantee and this Agreement in connection with any transaction complying with Section 5.03.

SECTION 5.16. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in SunCom Wireless Investment’s or any Loan Party’s legal name, (ii) in the location of SunCom Wireless Investment’s or any Loan Party’s jurisdiction of incorporation or organization, (iii) in SunCom Wireless Investment’s or any Loan Party’s form of organization or (iv) in SunCom Wireless Investment’s or any Loan Party’s Federal Taxpayer Identification Number or other identification number assigned by such Loan Party’s jurisdiction of incorporation or formation. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.17. Additional Subsidiaries. (a) If any additional Subsidiary is formed or acquired after the Effective Date and funded with any material assets or capital (including any Subsidiary acquired pursuant to the Exchange Agreement but excluding any Subsidiary (an “Exchange Subsidiary”) to be disposed of pursuant to the Exchange Agreement, provided that if any Exchange Subsidiary (other than Triton License Newco) shall not have been so disposed of on or prior to the date (the “Inclusion Date”) that is the earlier of (A) the date on which the Exchange Agreement shall have terminated in accordance with its terms and (B) the date that is 30 days after the Effective Date (or such later date as may be agreed by the Administrative Agent), such Subsidiary shall become subject to the requirements of this Section 5.17(a) as if such Subsidiary had been formed or acquired on such Inclusion Date), the Borrower will notify the Administrative Agent and the Lenders thereof and (i) if such Subsidiary is a Domestic Subsidiary and is not a Special Purpose Subsidiary, the Borrower will cause such Subsidiary to become a party to the Pledge Agreement (if such Subsidiary owns capital stock or intercompany Indebtedness), the Security Agreement, the Guarantee Agreement and the Indemnity, Subrogation and Contribution Agreement (and any similar agreement relating to Guarantees of any public debt of the Borrower) as contemplated under each agreement, within twenty Business Days after such Subsidiary is formed or acquired and funded with any material assets or capital and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent shall reasonably request, provided that in no event shall Triton Network Newco be required to become a party to any such agreement prior to the consummation of the First Closing (as defined in the Exchange Agreement) and (ii) if any shares of capital stock or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, (A) the Borrower will cause such shares and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within twenty Business Days after such Subsidiary is formed or acquired and funded with any material assets or capital (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged pursuant to the Pledge Agreement may be limited to 65% of the outstanding shares of common stock of such Subsidiary) and (B) if such Subsidiary is not required to become a party to the Pledge Agreement pursuant to clause (i) above, the Borrower will cause such Subsidiary to become a party to the Pledge Agreement as a Non-Pledgor Issuer as contemplated (and as defined) therein within twenty Business Days after such Subsidiary is formed or acquired and funded with any material assets or capital.

(b) In addition, if any additional Subsidiary formed or acquired after the Effective Date shall become a guarantor of any public indebtedness of the Borrower, the Borrower will cause such Subsidiary to enter into an Indemnity, Subrogation and Contribution Agreement if not already a party thereto.

SECTION 5.18. Further Assurances. (a) The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Loan Party (other than any Real Property Assets or Licenses held by a Special Purpose Subsidiary) after the Effective Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Borrower. In addition, if (i) any License is acquired by the Borrower or any Subsidiary (other than a designated License Subsidiary) the Borrower will promptly transfer or cause the transfer to a designated License Subsidiary of such License and (ii) any Real Property Assets (other than Restricted Real Property Assets, Secured Real Property Assets and Excluded Real Property Assets) or any Real Property-Related Equipment (other than Restricted Real Property-Related Equipment, Secured Real Property-Related Equipment

and Excluded Real Property Equipment) is acquired by the Borrower or any Subsidiary or with respect to the leasehold in 1100 Cassatt Road, Berwyn, Pennsylvania, Triton Management Company Inc. (“Triton Management”) (other than a Real Property Subsidiary) the Borrower will (A) in the case of any such Real Property Assets or Real Property-Related Equipment acquired pursuant to the Exchange Agreement, transfer or cause the transfer of such assets to the Real Property Subsidiary within six months of the acquisition thereof and (B) in the case of any other such Real Property Assets or Real Property-Related Equipment, promptly transfer or cause the transfer of such assets to a Real Property Subsidiary, provided that, notwithstanding the foregoing, no such transfer shall be required so long as the aggregate Fair Market Value of all such Real Property Assets and Real-Property Related Equipment not held by a Real Property Subsidiary (whether acquired before, on or after the Effective Date) is less than $10,000,000.

SECTION 5.19. Limitation on Designations of Unrestricted Subsidiaries. The Borrower may designate any Subsidiary of the Borrower (other than any License Subsidiary, the Equipment Subsidiary and any Real Property Subsidiary) as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(ii) the Borrower would be permitted under this Agreement to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the Fair Market Value of the aggregate amount of its Investments in such Subsidiary on such date; and

(iii) except in the case of a Subsidiary in which an Investment is being made pursuant to and would be permitted by Section 4.06(b) of the Senior Notes Indenture as in effect on the date hereof, the Borrower would be permitted to incur $1.00 of additional Indebtedness pursuant to clause (ii) of Section 5.02 at the time of Designation (assuming the effectiveness of such Designation).

In the event of any such Designation, the Borrower shall be deemed to have made an Investment pursuant to Section 5.20 for all purposes of this Agreement in the Designation Amount.

The Borrower shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a Guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent that would be permitted under Section 4.06 of the Senior Notes Indenture as in effect on the date hereof.

The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if: (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement.

All Designations and Revocations must be evidenced by resolutions of the Board of Directors of the Borrower delivered to the Administrative Agent certifying compliance with the foregoing provisions.

SECTION 5.20. Limitation on Investments. If at any time the ratio of (x) the aggregate principal amount of the Secured Debt then outstanding to (y) Annualized Consolidated EBITDA equals or exceeds 2.5 to 1.0, then the Borrower shall not, and shall not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Investment in any Person other than:

(a) Investments in the Borrower or any Restricted Subsidiary; and

(b) Permitted Investments.

SECTION 5.21. Liabilities of Special Purpose Subsidiaries. The Borrower will not:

(a) permit any License Subsidiary (i) to incur, assume or permit to exist any material liabilities or Indebtedness whatsoever, including any intercompany liabilities or obligations, other than (x) under the Communications Act, (y) taxes and other liabilities (other than intercompany obligations) incurred in the ordinary course in order to maintain its existence and (z) liabilities and obligations arising pursuant to the Exchange Agreement or in connection with spectrum licenses or license lease agreements entered into in the ordinary course of business, or (ii) to engage in any material business or activities other than (A) the holding of Licenses and (B) the owning of capital stock of any other License Subsidiary so long as such capital stock has been pledged to the Collateral Agent for the benefit of the Lenders in accordance with the terms of the Pledge Agreement (provided that in no event shall the capital stock of Triton License Newco be required to be pledged from or after the date of the First Closing (as defined in the Exchange Agreement)); provided that a License Subsidiary may hold an asset which is to be immediately transferred in accordance with Section 5.18(b) hereof; or

(b) permit any Real Property Subsidiary (i) to incur, assume or permit to exist any material liabilities, Indebtedness or liabilities whatsoever, including any intercompany liabilities or obligations, other than (x) liabilities incurred in the ordinary course of business which are incident to being the lessee of real property or the purchaser, owner or lessee of equipment and taxes and other liabilities (other than intercompany obligations) in the ordinary course in order to maintain its existence and (y) liabilities and obligations arising pursuant to the Exchange Agreement or (ii) to engage in any business or activities other than (A) the owning or leasing, as lessee, of Real Property Assets and the leasing, as lessor, or, as the case may be, subleasing, as sublessor, thereof to the Borrower or another Subsidiary (or incidental subleases to third parties), (B) the owning of capital stock of any other Subsidiary, provided that such capital stock has been pledged to the Collateral Agent for the benefit of the Lenders in accordance with the terms of the Pledge Agreement and (C) the owning of Real Property-Related Equipment constituting fixtures thereto and the leasing thereof to the Borrower or another Subsidiary.

(c) The Borrower will not permit any payments made by the Borrower or any Subsidiary pursuant to the Special Purpose Subsidiary Funding Agreement to give rise to any payment obligation, intercompany advance or similar liability of any Special Purpose Subsidiary. Any such payments will be treated and accounted for either (i) as reductions to then outstanding obligations owed by the Borrower or any Subsidiary to such Special Purpose Subsidiary in respect of the rental or use of assets of such Special Purpose Subsidiary (but only to the extent of such outstanding obligations and not so as to the create any liability or obligation of such Special Purpose Subsidiary) or (ii) as contributions to the common capital of such Special Purpose Subsidiary, including in all circumstances when a reduction of existing payment obligations owed to such special Purpose Subsidiary is unavailable.

SECTION 5.22. Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes, provided that no part of the proceeds of any Loan will be used, whether directly or indirectly, to fund distributions by Holdings to its shareholders (it being understood and agreed that any distribution made by Holdings to its shareholders on or after the Effective Date shall be deemed to have been funded with proceeds of the Loans in violation of this Section 5.22, except for any such distribution to the extent funded directly with the proceeds of (i) any Capital Stock issued by Holdings, (ii) any Indebtedness incurred by Holdings (other than Indebtedness owing to the Borrower or any Subsidiary) after the date on which the Exchange Agreement Transactions are consummated (the “Exchange Date”) or (iii) any Restricted Payment made by the Borrower after the Exchange Date). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.23. Certain Asset Transfers. The Borrower shall not, and shall not permit any Subsidiary to, transfer any property or assets of the Borrower or such Subsidiary to Triton Network SMLLC (as defined in the Exchange Agreement as in effect on the date hereof) prior to the date that is three Business Days prior to the First Closing (as defined in the Exchange Agreement as in effect on the date hereof).

ARTICLE VI

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made on the Effective Date or deemed made on the Delayed Draw Borrowing Date by or on behalf of SunCom Investment Wireless, the Borrower or any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when so made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article V (other than Sections 5.05 (as it relates to Subsidiaries), 5.06, 5.08, 5.09, 5.10, 5.11, 5.16, 5.17 and 5.18);

(e) SunCom Wireless Investment or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Holdings, SunCom Wireless Investment or any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period specified in the instrument or agreement governing such Material Indebtedness;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, SunCom Wireless Investment, the Borrower or any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, SunCom Wireless Investment, the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, SunCom Wireless Investment, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) Holdings, SunCom Wireless Investment, the Borrower or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money to the extent not covered by insurance in an aggregate amount in excess of $25,000,000 shall be rendered against Holdings, SunCom Wireless Investment, the Borrower, any other Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by SunCom Wireless Investment or any Loan Party not to be, a valid and perfected Lien in respect of any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Pledge Agreement or the Administrative Agent’s failure to file necessary continuation financing statements or make required filings with the Patent and Trademark Office of the United States; provided that if any such Lien not relating to a material portion of the Collateral ceases to be or is not valid and perfected and is amenable to cure without materially disadvantaging the position of the Administrative Agent and the Lenders as secured parties, then the failure of any such Lien to be valid and perfected shall not constitute an Event of Default under this clause (m) if the Borrower shall have cured such failure within 30 days after notice from the Administrative Agent (or such shorter period as may be reasonable under the circumstances and is specified by the Administrative Agent in such notice);

(n) any of the Security Documents shall cease to be or shall be asserted by SunCom Wireless Investment, the Borrower or any other Loan Party not to be in full force and effect;

(o) the Guarantee Agreement shall cease to be or shall be asserted by the Borrower or any other Loan Party not to be in full force and effect;

(p) a Change of Control shall occur; or

(q) any termination (prior to the expiration of its term), revocation or non-renewal by the FCC of one or more Licenses of the Borrower or its Subsidiaries if such termination, revocation or non-renewal could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

All of the foregoing provisions of this Article VII with respect to the Administrative Agent shall apply equally to the Collateral Agent.

None of the Lenders identified on the facing page of this Agreement or elsewhere herein as an “Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender (including any Lender identified as an “Agent”) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender (including any Lender identified as an “Agent”) and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1100 Cassatt Road, Berwyn, Pennsylvania 19312, Attention of David Clark and Daniel E. Hopkins (Telecopy No. (610) 993-2683);

with copies to

Dow Lohnes & Albertson, PLLC

1200 New Hampshire, N.W., Suite 800

Washington, D.C. 20036

Attn: Timothy J. Kelley

Telecopy: 202-776-2222

(b) if to the Administrative Agent, (i) in the case of any Borrowing Request or any notice relating to any prepayment or the conversion or continuation of any Loan, to Lehman Commercial Paper Inc., Bank Loan Operations, 16th Floor, New York, New York 10019, Attention of Maritza Ospina (Telecopy No. (646) 758-4648; Telephone No. (212) 526-6590) and (ii) in the case of any other notice or communication, to Lehman Commercial Paper Inc., 745 Seventh Avenue, 7th Floor, New York, New York 10019, Attention: Loan Portfolio Group (Telecopy No. (646) 758-1986); and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, SunCom

Wireless Investment (if SunCom Wireless Investment is a party thereto) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled expiration date of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Subsidiary Loan Party from its Guarantee under the Guarantee Agreement (except in connection with a disposition of such Subsidiary Loan Party permitted hereunder and except as expressly provided in the Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or a substantial part of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change Section 8.04(b) in a manner that further restricts assignments by any Lender, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including due diligence expenses, the charges of Intralinks and the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, in connection with the syndication of the Facility, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations (in connection with any Default or Event of Default or anticipated or projected Default or Event of Default) in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, litigation, investigation or proceeding (whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto) in respect of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds thereof or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) The Borrower and each Lender agree that if any indemnification or reimbursement sought pursuant to paragraph (b) above is judicially determined to be unavailable for a reason other than the gross negligence or willful misconduct of such Indemnitee, then, whether or not any Lender is the Indemnitee, the Borrower, on the one hand, and each Lender, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by any Lender pursuant to this paragraph exceed the amount of the interest and fees actually received by such Lender under this Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable relating to the transactions contemplated by this Agreement.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a), (b) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such and provided, further, that payments by the Lenders to the Administrative Agent pursuant to this sentence shall be returned to the Lenders to the extent the Borrower subsequently pays such unpaid amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Loans outstanding at such time and the Commitments then in effect.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(f) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 or, if smaller, the entire remaining amount of the assigning Lender’s Commitment or Loans, unless the Borrower and the Administrative Agent shall otherwise consent; provided that (i) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (ii) in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection and (iii) no assignment may be made without (subject to clause (i) of this proviso) the consent of the Borrower and the

Administrative Agent if the assigning Lender would have, after giving effect to such assignment, Commitments and, without duplication, Loans owing to it of less than $1,000,000;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) in the case of an assignment by a Lender to a CLO managed by such Lender or by an Affiliate of such Lender, unless such assignment (or an assignment to a CLO managed by the same manager or an Affiliate of such manager) shall have been approved by the Borrower (the Borrower hereby agreeing that such approval, if requested, will not be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, except that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such CLO.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) (i) Upon its receipt of (A) a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, (B) the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), (C) a processing and recordation fee of $3,500 (treating multiple, simultaneous assignments by a Lender and any Affiliate and/or Approved Fund of such Lender as a single assignment) (except that no such fee shall be payable in the case of an assignee that is already a Lender or an Affiliate or Approved Fund of a Lender or a Person under common management with a Lender) and (D) any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(ii) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (C) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to it by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(e) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it);

provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) (i), (ii) or (iii) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(c) and Section 2.16 as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender, or would be a Domestic Lender that is not a domestic corporation (as such terms are defined in Section 7701(a)(30) of the Code) if it were a Lender, shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) and Section 2.16 as though it were a Lender.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under the Loan Documents, including the Loans and any instrument evidencing its rights as a Lender under the Loan Documents, to any holder of, trustee for, or any other representative of holders of obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 8.04 concerning assignments; and provided, further, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by SunCom Wireless Investment and the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees and expenses payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Any Lender exercising a set-off pursuant to this

Section 8.08 shall give notice thereof to the Borrower as soon as reasonably practicable thereafter.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY,

AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Release of Collateral and Guarantee Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, promptly upon request of the Borrower in connection with any Asset Disposition permitted by the Loan Documents (including, without limitation, the Exchange Agreement Transactions), the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in any Collateral being disposed of in such Asset Disposition (including, in the case of a disposition of any Person, all Capital Stock of such Person and all property of such Person), and the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release any guarantee and other obligations under any Loan Document of any Person being disposed of in such Asset Disposition.

SECTION 8.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.13. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to Holdings or the Borrower or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.14. Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, from time-to-time in effect governing the Loans of each Lender. In furtherance thereof, the

Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum nonusurious interest rate (after giving effect to the provisions of Section 5.11) under applicable law (the “Maximum Rate”) and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans (or if such Loans shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of any Loans is accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Loans (or, if the applicable Loans shall have been paid in full, refunded to the Borrower). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section 8.14 shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRITON PCS, INC.,

by	/s/ DANIEL E. HOPKINS
Name:	Daniel E. Hopkins
Title:	Senior Vice President of Finance and Treasurer

LEHMAN COMMERCIAL PAPER INC., as a Lender and as Administrative Agent,

by	/s/ WILLIAM J. HUGHES
Name:	William J. Hughes
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent,

by	/s/ ANTHONY J. LAFAIRE
Name:	Anthony J. Lafaire
Title:	Director

MERRILL LYNCH CAPITAL CORPORATION, as a Lender,

by	/s/ ANTHONY J. LAFAIRE
Name:	Anthony J. Lafaire
Title:	Director

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